Exhibit 99.1

FOR IMMEDIATE RELEASE

December 12, 2014

TWO LONG-TIME DIRECTORS RETIRE FROM

TEJON RANCH CO. BOARD OF DIRECTORS

New chairman to lead Board in 2015

Tejon Ranch, CA — Tejon Ranch Co. (NYSE: TRC) today announced the official retirement of two long-time members of its Board of Directors. Kent G. Snyder is retiring after 16 years of service. For the last nine years, Mr. Snyder has also served as Chairman of the Board. In addition to Chairman Snyder, Director George G.C. Parker will be retiring at the end of 2014. Mr. Parker is the Dean Witter Distinguished Professor of Finance, Emeritus, Graduate School of Business, Stanford University, and has been a member of the Board since 1999.

“Both Kent and George have served this Board—and our shareholders—in an exemplary manner,” said Norman Metcalfe, who will become chairman in 2015. “During their tenure on the Board, Tejon Ranch Co. has seen many notable achievements, including, among others, the development of the Tejon Ranch Commerce Center, the entitlement of Tejon Mountain Village, and the recent successful opening of the Outlets at Tejon.”

Chair-elect Metcalfe has served as a director of Tejon Ranch Co. since 1998.

“I am honored to serve as chairman,” said Metcalfe, “and am committed to working with the Board and management to help the Company reach its fullest potential.

As of 2015, the Tejon Ranch Co. Board of Directors will be comprised of Robert Alter, President of Seaview Investors LLC; Steven A. Betts, President of Chanen Development Company; Gregory S. Bielli, President and CEO of Tejon Ranch Co.; John L. Goolsby, private investments and real estate; Anthony L. Leggio, President of Bolthouse Properties LLC; Norman Metcalfe, private investments and real estate; Geoffrey L. Stack, Managing Director of SARES-REGIS Group; Robert A. Stine, retired President and CEO of Tejon Ranch Co.; Daniel R. Tisch, Managing Member of Tower View LLC; Frederick Tuomi, Chief Operating Officer of Colony America Homes, Inc.; and Michael H. Winer, Portfolio Manager with Third Avenue Management LLC.

About Tejon Ranch Co. (NYSE: TRC)

Tejon Ranch Co. is a diversified real estate development and agribusiness company, whose principal asset is its 270,000-acre land holding located approximately 60 miles north of Los Angeles and 30 miles south of Bakersfield. For more information on the company, visit www.tejonranch.com.

CONTACT:

Barry Zoeller

Vice President, Corporate Communications & Marketing

(661) 663-4212

bzoeller@tejonranch.com